Exhibit 99.1

THE WENDY’S COMPANY REPORTS SECOND-QUARTER 2015 RESULTS

North America Systemwide same-restaurant sales increase 2.2% (+5.4% on a two-year basis); N.A. same-restaurant sales increase 2.4% (+6.3% on a two-year basis) at Company-operated restaurants and 2.2% (+5.3% on a two-year basis) at franchise restaurants

Company-operated restaurant margin increases 40 bps to 18.2%

Planned sale of 540 domestic Company-operated restaurants on schedule;

high level of interest from existing and prospective franchisees in all markets

Company announces intent to enter into accelerated share repurchase transaction for approximately $165 million as part of previously approved share repurchase authorizations

Company increases outlook for 2015 Adjusted EBITDA to $385 to $390 million from previous range of $375 to $385 million

Dublin, Ohio (August 5, 2015) – The Wendy’s Company (NASDAQ: WEN) today reported unaudited results for the second quarter ended June 28, 2015.

“Our second-quarter results demonstrate continued progress with Wendy’s® brand transformation,” President and Chief Executive Officer Emil Brolick said. “We generated an increase in same-restaurant sales of 2.4 percent – or 6.3 percent on a two-year basis — at Company-operated restaurants. We also realized a 40-basis-point year-over-year improvement in restaurant operating margin to 18.2 percent. Our Image Activation initiative continues to produce solid results, as reimaged restaurants contributed 170 basis points to Company-operated same-restaurant sales, primarily as a result of increased customer counts in those restaurants.

“In addition to the increase in restaurant operating margin, we achieved a 170 basis-point improvement in Adjusted EBITDA margin,” Brolick said. “This demonstrates the higher quality of earnings that we are generating as a result of our system optimization initiative.

“Our previously announced plan to reduce our ownership of Company-operated restaurants to approximately 5 percent of the total system remains on schedule,” Brolick said. “We completed the sale of our Company-operated restaurants in Canada during the second quarter and are moving ahead as planned with the sale of the remaining 540 domestic restaurants targeted for sale to franchisees. New and prospective franchisees are expressing strong interest in all of the markets, and we expect to sell approximately 280 of these restaurants during the second half of 2015.

“As part of our previously announced share repurchase authorizations, we intend to enter into an accelerated share repurchase transaction for approximately $165 million,” Brolick said. “This is in addition to the $850 million share repurchase program that we recently completed. We expect to announce the execution of an accelerated share repurchase agreement in the near future.

“Based on our operating results through early August, we are increasing our 2015 Adjusted EBITDA outlook to $385 to $390 million and increasing our outlook for 2015 restaurant operating margins to 17.0 to 17.5 percent,” Brolick said. “With second-quarter same-restaurant sales somewhat below our expectations, we are adjusting our 2015 same-restaurant sales outlook at Company-operated restaurants to 2.0 to 2.5 percent.

Second-quarter 2015 summary

See “Disclosure Regarding Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP measures included herein, i.e., Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share. Due to the recent sale of its bakery business, the Company has presented its bakery results (including the gain on disposal) as discontinued operations for all periods presented in its consolidated financial statements.

•	Same-restaurant sales increased 2.4 percent at North America Company-operated restaurants in the second quarter of 2015, while same-restaurant sales increased 2.2 percent at North America franchise-operated restaurants. Systemwide same-restaurant sales increased 2.2 percent during the second quarter of 2015. Higher sales at reimaged Image Activation restaurants contributed approximately 170 basis points to Company-operated same-restaurant sales results, primarily from increased customer counts.

•	On a two-year basis, second-quarter 2015 same-restaurant sales increased 6.3 percent at North America Company-operated restaurants, 5.3 percent at North America franchise-operated restaurants and 5.4 percent for the Wendy’s system.

•	Revenues were $489.5 million in the second quarter of 2015, compared to $506.1 million in the second quarter of 2014. The 3.3 percent decrease resulted primarily from the ownership of 141 fewer Company-operated restaurants at the end of the 2015 second quarter compared to the beginning of the 2014 second quarter. Franchise revenues were $104.5 million in the second quarter of 2015 compared to $98.4 million in the second quarter of 2014. The 6.2 percent increase resulted from higher rent revenue and higher technical assistance fees attributable to a year-over-year increase in the number of Company-operated restaurants sold.

•	North America Company-operated restaurant margin was 18.2 percent in the second quarter of 2015, compared to 17.8 percent in the second quarter of 2014. The 40 basis-point increase was the result of higher same-restaurant sales, favorable product mix and the positive impact from the Company’s Image Activation reimaging program.

•	General and administrative expense was $60.8 million in the second quarter of 2015, compared to $66.4 million in the second quarter of 2014. The 8.4 percent decrease resulted primarily from cost savings related to the Company’s system optimization initiative and resource realignment announced in 2014.

•	Adjusted EBITDA from continuing operations was $104.3 million in the second quarter of 2015, a 5.2 percent increase compared to second-quarter 2014 Adjusted EBITDA from continuing operations of $99.1 million, despite the ownership of 141 fewer Company-operated restaurants at the end of the 2015 second quarter compared to the beginning of the 2014 second quarter. The 2015 and 2014 results exclude $15.7 million and $1.4 million, respectively, in pretax gains, primarily from the sale of Company-operated restaurants. (See “Changes to presentation in statement of operations” below.)

•	Adjusted EBITDA margin was 21.3 percent in the second quarter of 2015 compared to 19.6 percent in the second quarter of 2014. The 170-basis-point improvement reflects the positive impact of the second phase of the Company’s system optimization initiative, including increased rental income, along with a reduction in G&A expense, partly offset by impairment charges primarily related to the Company’s system optimization initiative.

•	Operating profit was $64.3 million in the second quarter of 2015, compared to $61.2 million in the second quarter of 2014. The 5.1 percent increase resulted primarily from year-over year increases in gains on the sale of Company-operated restaurants, in addition to a reduction in G&A expense, partly offset by impairment charges primarily related to the Company’s system optimization initiative.

•	Operating profit margin was 13.1 percent in the second quarter of 2015 compared to 12.1 percent in the second quarter of 2014, an improvement of 100 basis-points.

•	Interest expense was $17.2 million in the second quarter of 2015, compared to $13.1 million in the second quarter of 2014. The 31-percent increase resulted primarily from higher total debt levels related to the Company’s recent debt refinancing.

•	Income from continuing operations was $24.8 million in the second quarter of 2015 compared to $27.3 million in the second quarter of 2014. The 2015 results include debt extinguishment costs of $7.3 million related to the Company’s recent debt refinancing.

•	Net income was $40.2 million in the second quarter of 2015, compared to $29.0 million in the second quarter of 2014. These results include the impact of discontinued operations.

•	Adjusted Earnings Per Share from continuing operations were $0.08 in the second quarter of 2015, compared to $0.09 in the second quarter of 2014. The 2015 results include $4.1 million in tax expense related to the Company’s recent debt refinancing. The 2015 and 2014 results exclude gains from the sale of Company-operated restaurants and other items affecting comparability (See “Changes to presentation in statement of operations” below.)

•	Reported diluted earnings per share from continuing operations were $0.07 in both the second quarter of 2015 and the second quarter of 2014.

•	Reported diluted earnings per share were $0.11 in the second quarter of 2015, compared to $0.08 in the second quarter of 2014.

Planned sale of 540 domestic Company-operated restaurants on schedule; high level of interest from existing and prospective franchisees in all markets

As previously announced, the Company plans to reduce its Company-operated restaurant ownership to approximately 5 percent of the total system by the middle of 2016. As part of this plan, the Company intends to sell approximately 280 restaurants in the second half of 2015 and approximately 260 restaurants in 2016, for a total of approximately 540 restaurants. To assist with the sale of these restaurants, the Company has re-engaged The Cypress Group, which managed the first phase of the Company’s system optimization initiative.

“We believe our system optimization initiative will drive future growth by providing opportunities for expanded restaurant ownership to strong operators who have demonstrated a commitment to Image Activation and opening new restaurants,” Brolick said. “Interest in the domestic restaurants that we intend to sell is extremely strong from existing and prospective franchisees, and we are confident that we will strengthen our system as a result of these transactions.

“We expect that the sale of our 540 domestic restaurants will result in pretax cash proceeds of approximately $400 to $475 million and reduce future capital expenditure requirements, as reflected in our long-term free cash flow outlook,” Brolick said.

“Going forward, we intend to buy and sell restaurants opportunistically to act as a catalyst for growth by further strengthening our franchisee base, driving new restaurant development and accelerating Image Activation adoption,” Brolick said.

The Company completed the sale of its remaining Canadian restaurants during the second quarter. In total, the Company sold 129 Canadian restaurants to franchisees during the second phase of its system optimization initiative. These transactions generated additional restaurant reimaging commitments, as well as commitments for the development of more than 60 new restaurants.

Company announces intent to enter into accelerated share repurchase transaction

As part of its previously authorized $1.4 billion share repurchase program, the Company today announced its intent to repurchase approximately $165 million of its common stock in an accelerated share repurchase transaction in the near future. After the completion of the anticipated transaction, the Company expects to have approximately $400 million remaining under its share repurchase authorization. The Company plans to use the remaining authorization before the end of 2016, as funds become available from the sale of Company-operated restaurants.

Momentum of Image Activation reimaging program continues; Wendy’s system opens 1,000th Image Activation restaurant

The Company and its franchisees plan to reimage approximately 450 total Systemwide restaurants and build 80 new restaurants in 2015. The Wendy’s system remains on track to reimage at least 60 percent of its North America restaurants by the end of 2020. The Wendy’s system opened its 1,000th Image Activation restaurant during August.

The Company expects a number of factors to affect the comparable sales contribution from Company-operated Image Activation restaurants in the second half of 2015, including the timing and composition of reimaged restaurants in the comparable sales base and the impact of restaurants that the Company expects to sell during its system optimization initiative. As a result, the Company expects the Image Activation contribution to decrease from 170 basis points in the second quarter of 2015 to approximately 50 basis points in both the third and fourth quarters of 2015.

Image Activation continues to perform within the Company’s expectations, with system reimaged restaurants generating average sales lifts of 10 to 15 percent and Company reimaged restaurants producing an average flow-through of more than 40 percent on incremental sales.

Company issues updated 2015 outlook

Based on its operating results through early August, the Company is increasing its outlook for 2015 Adjusted EBITDA from continuing operations to $385 to $390 million from its prior guidance of $375 million to $385 million. This represents an increase of 8 to 9 percent compared to the Company’s 2014 Adjusted EBITDA results, which exclude the EBITDA contribution attributable to the Company’s bakery operations.

The Company is also increasing its 2015 outlook for restaurant operating margins by 50 basis points to 17.0 to 17.5 percent, an improvement of approximately 120 to 170 basis points compared to 15.8 percent in 2014. This estimate includes an improved outlook for commodity costs. The Company now expects its commodity costs to be approximately flat compared to 2014.

The Company continues to expect 2015 Adjusted Earnings Per Share from continuing operations of $0.31 to $0.33.

The Company is adjusting its 2015 same-restaurant sales outlook at Company-operated restaurants to 2.0 to 2.5 percent.

The Company expects its 2015 interest expense to be approximately $80 to $85 million, compared to $52 million in 2014. The increase is due to the Company’s recent debt refinancing.

The Company now expects a 2015 reported tax rate of approximately 38 to 40 percent, primarily due to the expected impact of its system optimization initiative. The Company expects its 2015 adjusted tax rate to approximate its 2015 reported tax rate.

The Company remains on target for general and administrative expense of approximately $250 million in 2015.

In addition, the Company continues to expect:

•	Adjusted EBITDA margins of 20 to 22 percent in 2015.

•	Capital expenditures of approximately $240 to $250 million in 2015.

•	Total 2015 depreciation and amortization expense to approximate its 2014 levels, including the impact of accelerated depreciation in both years.

The Company’s 2015 outlook includes the following assumptions:

•	The ownership of approximately 380 fewer restaurants at year end 2015 compared to 957 Company-operated restaurants at year-end 2014.

•	The anticipated divestiture of approximately 280 of the 540 domestic restaurants that the Company intends to sell by the middle of 2016.

•	The benefit of a 53rd operating week. The Company expects that the impact of the Affordable Care Act will partly offset this benefit.

Company reaffirms long-term outlook

The Company reaffirmed its long-term outlook issued on June 3, 2015.

The Company expects high single-digit Adjusted Earnings Per Share growth in 2016 and Adjusted Earnings Per Share growth in the high teens in 2017. The Company expects Adjusted Earnings Per Share growth of greater than 20 percent beginning in 2018.

The Company continues to expect flattish Adjusted EBITDA in 2016, followed by low-single digit Adjusted EBITDA growth in 2017 and high single-digit Adjusted EBITDA growth in 2018.

The Company continues to expect significantly lower annual capital expenditure requirements, beginning in 2016, primarily as a result of the Company’s system optimization initiative. The Company expects capital expenditures of approximately $130 to $140 million in 2016, followed by approximately $75 to $85 million in 2017 and approximately $70 million in 2018.

The Company’s long-term outlook includes the expectation for average annual same-restaurant sales growth of approximately 2.25 to 3.0 percent for the Wendy’s system, beginning in 2016.

The Company’s expected restaurant count for its long-term outlook contemplates the planned divestiture of approximately 540 domestic restaurants that the Company intends to sell by the middle of 2016 as part of its system optimization initiative.

The Company continues to expect long-term Adjusted EBITDA margins as follows:

•	In 2016: 28 to 30 percent

•	In 2017: 32 to 34 percent

•	In 2018: approximately 35 percent

The Company also continues to expect to achieve the following system goals by the end of 2020:

•	Average unit sales volumes of $2.0 million

•	Restaurant margins of 20 percent

•	A sales-to-investment ratio of 1.3 times for new restaurants

•	Restaurant development growth of 1,000 new restaurants (excluding closures)

•	The reimaging of 60 percent of Wendy’s North America total system restaurants

The Company expects to maintain a long-term leverage ratio of approximately five to six times net debt to trailing twelve-month Adjusted EBITDA from continuing operations.

Conference call and webcast scheduled for 9 a.m. today, August 5

The Company will host a conference call today at 9 a.m. ET, with a simultaneous webcast from the Investors section of the Company’s website at www.aboutwendys.com. The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524. An archived webcast will be available on the Company’s website at www.aboutwendys.com.

Forward-looking statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). In addition, all statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements.

For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;

(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels;

(3)	the ability to effectively manage the acquisition and disposition of restaurants;

(4)	cost and availability of capital;

(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;

(6)	the financial condition of the Company’s franchisees;

(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;

(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism, or security breaches of the Company’s computer systems;

(9)	the effects of negative publicity that can occur from increased use of social media;

(10)	the availability of suitable locations and terms for the development of new restaurants;

(11)	risks associated with the Image Activation program;

(12)	adoption of new, or changes in, laws, regulations or accounting policies and practices;

(13)	changes in debt, equity and securities markets;

(14)	goodwill and long-lived asset impairments;

(15)	changes in interest rates;

(16)	the difficulty in predicting the ultimate costs associated with the sale of Company-operated restaurants to franchisees, employee termination costs, the timing of payments made and received, the results of negotiations with landlords, the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants and the future impact to the Company’s earnings, restaurant operating margins, cash flow and depreciation;

(17)	the difficulty in predicting the ultimate costs that will be incurred in connection with the Company’s plan to reduce its general and administrative expense, and the future impact on the Company’s earnings;

(18)	risks associated with the Company’s recent debt refinancing, including the ability to generate sufficient cash flow to meet increased debt service obligations, compliance with operational and financial covenants, and restrictions on the Company’s ability to raise additional capital; and risks associated with the Company’s use of proceeds from its recent debt refinancing, including the amount and timing of share repurchases under the $1.4 billion share repurchase program approved by the Board of Directors, as well as the Company’s ability to complete the anticipated accelerated share repurchase transaction described in this press release; and

(19)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants in accordance with the Company’s expectations. All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact.

The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

Disclosure regarding non-GAAP financial measures

Adjusted EBITDA, Adjusted EBITDA margin (calculated as Adjusted EBITDA divided by total revenues) and Adjusted Earnings Per Share, which exclude certain expenses, net of certain benefits, detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and competitors, and as internal measures of business operating performance. The Company believes Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share provide a meaningful perspective of the underlying operating performance of the Company’s current business. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”). Because all companies do not calculate Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way The Wendy’s Company calculates such measures and should not be considered as alternative measures of net income, operating profit margin or earnings per share.

Because certain income statement items needed to calculate net income and operating profit margin vary from quarter to quarter, the Company is unable to provide projections of net income, operating profit margin or earnings per share, or a reconciliation of projected Adjusted EBITDA to projected net income, projected Adjusted EBITDA margin to projected operating profit margin, or projected Adjusted Earnings Per Share to projected earnings per share. The Company’s presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings Per Share does not replace the presentation of the Company’s financial results in accordance with GAAP.

Changes to presentation in statement of operations

Prior to fiscal 2015, the Company reported its system optimization initiative as a discrete event and separately included the related gain or loss on sales of restaurants, impairment losses and other associated costs along with other restructuring initiatives, in “Facilities action (income) charges, net.” As a result of the Company’s plans to reduce its ongoing company-owned restaurant ownership to approximately 5 percent of the total system, commencing with the first quarter of 2015, all gains and losses on dispositions are included on a separate line in the Company’s statements of operations, “System optimization losses (gains), net” and impairment losses recorded in connection with the sale or anticipated sale of restaurants are reclassified to “Impairment of long-lived assets.”

In addition, the Company retitled the line, “Facilities action (income) charges, net” to “Reorganization and realignment costs” in its statements of operations to better describe the current and historical initiatives included given the reclassifications described above. The Company believes the new presentation will aid users in understanding its results. The prior-year period reflects reclassifications to conform to the current year presentation. Such reclassifications had no impact on operating profit, net income or net income per share. The Company has provided reclassified quarterly 2014 statements of operations and updated reconciliations of non-GAAP measures on the Investors section of its website under “Non-GAAP Financial Measures.”

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 28 countries and U.S. territories worldwide. For more information, visit www.aboutwendys.com.

Investor Contact:
David D. Poplar
Vice President of Investor Relations
(614) 764-3311 david.poplar@wendys.com

Media Contact:
Bob Bertini
(614) 764-3327 bob.bertini@wendys.com

The Wendy’s Company and Subsidiaries

Consolidated Statements of Operations

Three and Six Month Periods Ended June 28, 2015 and June 29, 2014

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months		Six Months
	2015	2014[1]	2015	2014[1]

Revenues:
Sales	$385,048	$407,651	$742,617	$825,722
Franchise revenues	104,486	98,428	198,686	188,807

	489,534	506,079	941,303	1,014,529

Costs and expenses:
Cost of sales	315,122	335,141	620,233	698,506
General and administrative	60,771	66,433	120,469	136,044
Depreciation and amortization	39,335	37,998	74,880	78,578
System optimization gains, net	(15,654)	(1,418)	(14,849)	(74,395)
Reorganization and realignment costs	6,279	1,276	10,892	15,987
Impairment of long-lived assets	10,018	77	11,955	2,606
Other operating expense, net	9,355	5,403	15,504	8,760

	425,226	444,910	839,084	866,086

Operating profit	64,308	61,169	102,219	148,443
Interest expense	(17,201)	(13,083)	(29,944)	(26,025)
Loss on early extinguishment of debt	(7,295)	—	(7,295)	—
Other income, net	272	856	511	1,377

Income from continuing operations before income taxes	40,084	48,942	65,491	123,795
Provision for income taxes	(15,259)	(21,615)	(22,516)	(51,459)

Income from continuing operations	24,825	27,327	42,975	72,336
Discontinued operations:
Income from discontinued operations, net of income taxes	231	1,680	9,588	2,974
Gain on disposal of discontinued operations, net of income taxes	15,139	—	15,139	—

Net income from discontinued operations	15,370	1,680	24,727	2,974

Net income	$40,195	$29,007	$67,702	$75,310

Basic income per share:
Continuing operations	$0.07	$0.07	$0.12	$0.19
Discontinued operations	0.04	—	0.07	0.01
Net income	$0.11	$0.08	$0.19	$0.20

Diluted income per share:
Continuing operations	$0.07	$0.07	$0.12	$0.19
Discontinued operations	0.04	—	0.07	0.01
Net income	$0.11	$0.08	$0.18	$0.20

Number of shares used to calculate basic income per share	363,766	366,712	365,175	374,132

Number of shares used to calculate diluted income per share	370,542	372,172	371,875	380,762

[1]	2014 consolidated statements of operations reflect reclassifications to conform to the current year presentation.

	June 28, 2015	December 28, 2014[2]
Balance Sheet Data:
Cash and cash equivalents	$1,197,567	$267,112
Total assets	5,106,545	4,137,599
Long-term debt, including current portion	2,397,377	1,438,174
Total stockholders’ equity	1,738,426	1,717,576

[2]	December 28, 2014 balance sheet data reflects our bakery’s assets and liabilities as discontinued operations.

Reconciliation of Adjusted EBITDA from Continuing Operations to Net Income

(In Thousands)

(Unaudited)

	Three Months		Six Months
	2015	2014[1]	2015	2014[1]

Adjusted EBITDA from continuing operations	$104,286	$99,102	$185,097	$171,219
(Less) plus:
Depreciation and amortization	(39,335)	(37,998)	(74,880)	(78,578)
System optimization gains, net	15,654	1,418	14,849	74,395
Reorganization and realignment costs	(6,279)	(1,276)	(10,892)	(15,987)
Impairment of long-lived assets	(10,018)	(77)	(11,955)	(2,606)

Operating profit	64,308	61,169	102,219	148,443

Interest expense	(17,201)	(13,083)	(29,944)	(26,025)
Loss on early extinguishment of debt	(7,295)	—	(7,295)	—
Other income, net	272	856	511	1,377

Income from continuing operations before income taxes	40,084	48,942	65,491	123,795
Provision for income taxes	(15,259)	(21,615)	(22,516)	(51,459)

Income from continuing operations	24,825	27,327	42,975	72,336
Discontinued operations:
Income from discontinued operations, net of income taxes	231	1,680	9,588	2,974
Gain on disposal of discontinued operations, net of income taxes	15,139	—	15,139	—

Net income from discontinued operations	15,370	1,680	24,727	2,974

Net income	$40,195	$29,007	$67,702	$75,310

Adjusted EBITDA margin	21.3%	19.6%	19.7%	16.9%

Previously reported Adjusted EBITDA[1]		$104,232		$191,566
Updated to exclude net gain on disposal of assets		(970)		(13,021)
Updated to exclude Adjusted EBITDA from our bakery’s discontinued operations		(4,160)		(7,326)

Adjusted EBITDA from continuing operations		$99,102		$171,219

[1]	2014 Adjusted EBITDA updated to conform to the current year presentation.

Reconciliation of Adjusted Income and Adjusted Earnings Per Share from

Continuing Operations to Net Income and Diluted Earnings Per Share

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months
	2015		2014[1]
		Per share		Per share

Adjusted income and adjusted earnings per share from continuing operations	$28,701	$0.08	$31,952	$0.09

(Less) plus:
Impairment of long-lived assets	(6,145)	(0.02)	24	0.00
Loss on early extinguishment of debt	(4,479)	(0.01)	—	—
Reorganization and realignment costs	(3,842)	(0.01)	(271)	(0.00)
Depreciation of assets that will be replaced as part of the Image Activation initiative	(2,629)	(0.01)	(3,369)	(0.01)
System optimization gains (losses), net	13,219	0.04	(1,009)	(0.01)

Total adjustments	(3,876)	(0.01)	(4,625)	(0.02)

Income from continuing operations	24,825	0.07	27,327	0.07
Net income from discontinued operations	15,370	0.04	1,680	—

Net income	$40,195	$0.11	$29,007	$0.08

Previously reported adjusted income and adjusted earning per share[1]			$34,217	$0.09
Updated to exclude net gain on disposal of assets			(598)	—
Updated to exclude adjusted income from our bakery’s discontinued operations			(1,667)	—

Adjusted income and adjusted earning per share from continuing operations			$31,952	$0.09

	Six Months
	2015		2014[1]
		Per share		Per share

Adjusted income and adjusted earnings per share from continuing operations	$51,069	$0.14	$49,481	$0.13

(Less) plus:
Impairment of long-lived assets	(7,340)	(0.02)	(1,486)	(0.00)
Reorganization and realignment costs	(6,688)	(0.02)	(9,009)	(0.02)
Loss on early extinguishment of debt	(4,479)	(0.01)	—	—
Depreciation of assets that will be replaced as part of the Image Activation initiative	(2,520)	(0.01)	(9,266)	(0.03)
System optimization gains, net	12,933	0.04	42,616	0.11

Total adjustments	(8,094)	(0.02)	22,855	0.06

Income from continuing operations	42,975	0.12	72,336	0.19
Net income from discontinued operations	24,727	0.07	2,974	0.01

Net income	$67,702	$0.18	$75,310	$0.20

Previously reported adjusted income and adjusted earning per share[1]			$60,466	$0.16
Updated to exclude net gain on disposal of assets			(8,033)	(0.02)
Updated to exclude adjusted income from our bakery’s discontinued operations			(2,952)	(0.01)

Adjusted income and adjusted earning per share from continuing operations			$49,481	$0.13

[1]	2014 Adjusted income and adjusted earnings per share updated to conform to the current year presentation.